Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS

FOR THE 2018 SECOND QUARTER

OKLAHOMA CITY, Oklahoma…July 25, 2018… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•	Net sales of $103.2 million for the second quarter of 2018, compared to adjusted net sales(1) of $105.2 million for the second quarter of 2017 ($122.9 million originally reported) which excludes $15.6 million for the comparative impact to revenue from new revenue recognition standards adopted in 2018 primarily related to the Baytown facility, that are not reflected in prior year financials, and $2.1 million from businesses sold in the second and third quarters of 2017

•	Net loss of $27.5 million for the second quarter of 2018, compared to a loss of $7.0 million for the second quarter of 2017

•	Adjusted EBITDA(1) of $17.8 million for the second quarter of 2018, compared to $21.7 million ($22.2 million originally reported) excluding $0.5 million from businesses sold in 2017

“Our second quarter performance was disappointing relative to our expectations headed into the period,” stated Daniel Greenwell, LSB’s President and CEO. “As we previously announced, our results were impacted by unplanned downtime at our El Dorado facility and, to a lesser extent, our Pryor facility. As a result, we had lower production volume of both our agricultural and industrial products resulting in reduced sales, lower fixed cost absorption and additional costs, which offset a material year-over-year improvement in pricing for our agricultural products along with lower natural gas feedstock costs and stronger sales volumes of our industrial and mining products.”

Mr. Greenwell continued, “We recognized year-over-year pricing improvement for all of our major agricultural product categories during the second quarter, with net pricing per ton for UAN, HDAN, and agricultural ammonia, rising 14%, 13%, and 10% respectively, reflecting a more favorable alignment of demand with market capacity for these products relative to last year. While the third quarter is typically our seasonally weakest quarter for agricultural products due to the conclusion of the spring fertilizer season, based on third quarter presales of UAN and ammonia, we expect a continued trend towards stronger pricing relative to 2017 for the balance of this year. Pricing for our industrial products was lower than the prior year’s second quarter as a result of the lower Tampa ammonia pricing quarter over quarter which averaged $265 a metric ton for the second quarter of 2018, as compared to $295 a metric ton for the second quarter of 2017. Our industrial ammonia sales volumes declined due to the aforementioned downtime at El Dorado, however, our nitric acid and other industrial products volumes increased 35% and 15% respectively driven by the continued strength of the U.S. economy. Favorable trends in our mining products business also continued, with our mining product volumes increasing 20% as compared to the second quarter of 2017 as we continue to gain momentum in these markets.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

“On the operations front, Cherokee’s ammonia plant once again ran at a 100% on-stream rate for the quarter, which was the sixth out of the last seven quarters of running at this level. After delivering a 100% on-stream rate in the first quarter, El Dorado’s ammonia plant ran at a 62% on-stream rate during the second quarter after a power outage resulted in tube failures in the ammonia plant’s boiler. While this disruption was an impediment to what would have otherwise been a very good quarter, it did provide us with the opportunity to pull forward maintenance work previously planned for the facility’s September 2018 Turnaround. As a result, we expect increased production volume and lower Turnaround expense at El Dorado in the third quarter. Pryor’s ammonia plant ran at a 65% on-stream rate for the second quarter, which included the impact of downtime to repair leaks to its waste heat boiler. In the second half of 2018, we expect on-stream rates to average approximately 94% across all facilities.”

Mr. Greenwell concluded, “Our outlook for the second half of the year calls for significant improvement in Adjusted EBITDA and free cash flow as compared to the same period last year as a result of anticipated higher overall pricing relative to 2017 for the products we sell, combined with our expectations for more consistent plant operating rates. The technological enhancements we have been making to our company-wide maintenance management system are largely complete and we expect to yield increasing benefits as the year progresses. We are confident that we have the financial flexibility to execute our strategy aimed at delivering greater and more consistent profits and increased value for our shareholders.”

	Three Months Ended June 30,
	2018		2017
	(Dollars in millions)
Net Sales by Market Sector	Net Sales	Sector Mix	Adjusted Net Sales(1)	Sector Mix	% Change
Agricultural	$58.0	56%	$57.2	54%	1%
Industrial	32.8	32%	37.6	36%	(13)%
Mining	12.4	12%	10.4	10%	19%

	$103.2		$105.2		(2)%

(1)	Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. However, if we had applied ASC 606 to these specific arrangements during the second quarter of 2017, net sales for these products would have been reduced by approximately $15.6 million as illustrated above. Additionally, adjusted net sales are adjusted to remove revenue associated with businesses sold in 2017. See Non – GAAP reconciliation section for more information.

Comparison of 2018 to 2017 periods:

•	Net sales of our agricultural products were up slightly during the quarter relative to the prior year period. Stronger pricing for UAN, HDAN and agricultural ammonia was offset by lower sales volumes for these products as a result of lower on-stream rates at the El Dorado and Pryor facilities. With respect to industrial sales, net sales of industrial ammonia were also impacted by lower on-stream rates at El Dorado. However, nitric acid and AN solution sales were strong for the quarter and low density ammonium nitrate (LDAN) sales volumes for mining applications also increased as a result of our sales and marketing efforts and stronger overall demand from this market.

•	Adjusted EBITDA from continuing operations was lower compared to the prior year period primarily due to reduced agricultural and industrial product volumes, partially offset by improved pricing as discussed above, lower natural gas feedstock costs and improved mining volumes.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended June 30,
Product (tons sold)	2018	2017	% Change
Urea ammonium nitrate (UAN)	110,336	118,488	(7)%
High density ammonium nitrate (HDAN)	93,126	105,115	(11)%
Ammonia	12,956	12,248	6%
Other	12,822	12,829	0%

	229,240	248,680	(8)%

Average Selling Prices (price per ton) (A)
UAN	$178	$156	14%
HDAN	$254	$224	13%
Ammonia	$316	$288	10%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial products:

	Three Months Ended June 30,
Product (tons sold)	2018	2017	% Change
Ammonia	41,194	66,313	(38)%
Nitric acid, excluding Baytown	33,504	24,806	35%
Other Industrial Products	9,224	8,015	15%

	83,922	99,134	(15)%

The following table indicates the volumes sold of our major Mining products:

	Three Months Ended June 30,
Product (tons sold)	2018	2017	% Change
LDAN/HDAN/AN solution	48,001	39,940	20%

Input Costs
Average natural gas cost/MMBtu	$2.60	$3.09	(16)%

Financial Position and Capital Expenditures

As of June 30, 2018, our total cash position was $47.2 million. Additionally, we had approximately $34.3 million of borrowing availability under our Working Capital Revolver. There were no borrowings under the Working Capital Revolver at June 30, 2018.

Total long-term debt, including the current portion, was $416.4 million at June 30, 2018 compared to $409.4 million at December 31, 2017. The aggregate liquidation value of the Series E Redeemable Preferred at June 30, 2018, inclusive of accrued dividends of $58.4 million, was $198.2 million.

Interest expense for the second quarter of 2018 was $11.7 million compared to $9.3 million for the same period in 2017. For the full year of 2018, we expect interest expense to be approximately $43 million.

Capital expenditures were approximately $9.2 million in the second quarter of 2018 and $15.4 million for the first six months of 2018. For the full year of 2018, total capital expenditures, which are related to maintaining and enhancing safety and reliability at our facilities, are expected to be approximately $31.0 million.

Volume Outlook

The Company’s revised outlook for sales volumes for the second half and full year of 2018 (including lost sales related to El Dorado and Cherokee Turnarounds) are as follows:

Products	Second Half 2018 Sales (tons)	Full Year 2018 Sales (tons)
Agriculture:
UAN	235,000 – 245,000	445,000 – 455,000
HDAN	90,000 – 95,000	275,000 – 285,000
Ammonia	45,000 – 55,000	90,000 – 100,000

Industrial, Mining and Other:
Ammonia	115,000 – 125,000	220,000 – 230,000
LDAN/HDAN and AN solution	85,000 – 95,000	180,000 – 190,000
Nitric Acid and Other Mixed Acids	50,000 – 60,000	100,000 – 110,000
Sulfuric Acid	60,000 – 70,000	125,000 – 135,000
DEF	6,000 – 12,000	14,000 – 19,000

Conference Call

LSB’s management will host a conference call covering the second quarter results on July 26, 2018 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future Turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital expenditures for 2018; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2017 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Six Months Ended June 30,

	June 30,		June 30,
	Three Months Ended		Six Months Ended
	2018	2017	2018	2017
	(In Thousands, Except Per Share Amounts)
Net sales	$103,199	$122,853 (1)	$203,649	$246,197 (1)
Cost of sales	100,126	111,513 (1)	190,483	223,242 (1)

Gross profit	3,073	11,340	13,166	22,955

Selling, general and administrative expense	8,397	8,232	16,700	18,777
Other expense, net	545	3,406	451	2,155

Operating income (loss)	(5,869)	(298)	(3,985)	2,023

Interest expense, net	11,693	9,292	20,999	18,650
Loss on extinguishment of debt	5,951	—	5,951	—
Non-operating other expense (income), net	(331)	204	(1,240)	435

Loss before provision (benefit) for income taxes	(23,182)	(9,794)	(29,695)	(17,062)
Provision (benefit) for income taxes	4,324 (2)	(2,761)	3,402	(4,043)

Net loss	(27,506)	(7,033)	(33,097)	(13,019)

Dividends on convertible preferred stocks	75	75	150	150
Dividends on Series E redeemable preferred stock	6,628	5,789	12,966	11,325
Accretion of Series E redeemable preferred stock	802	1,618	2,401	3,217

Net loss attributable to common stockholders	$(35,011)	$(14,515)	$(48,614)	$(27,711)

Basic and dilutive net loss per common share:	$(1.27)	$(0.53)	$(1.77)	$(1.02)

(1)	Due to the January 1, 2018 adoption of ASC 606, Revenue from Contracts with Customers (“ASC 606”), certain industrial sales and associated cost of sales are no longer recognized. Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. If we had applied ASC 606 to these specific arrangements during the second quarter and first half of 2017, net sales for these products would have been reduced by approximately $15.6 million and $33.3 million, respectively. ASC 606 had no net impact on operating income. See Non – GAAP reconciliation section for more information.
(2)	During the second quarter of 2018, we established a valuation allowance on a portion of our federal deferred tax assets (resulting in an income tax provision) since we currently believe that it is more-likely-than not that a portion of our federal deferred tax assets will not be able to be utilized.

LSB Industries, Inc.

Consolidated Balance Sheets

	June 30,	December 31,
	2018	2017
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$47,216	$33,619
Accounts receivable, net	39,208	59,570
Inventories:
Finished goods	13,327	20,415
Raw materials	1,552	1,441

Total inventories	14,879	21,856
Supplies, prepaid items and other:
Prepaid insurance	4,763	10,535
Precious metals	6,640	7,411
Supplies	28,939	27,729
Prepaid and refundable income taxes	792	1,736
Other	1,434	1,284

Total supplies, prepaid items and other	42,568	48,695

Total current assets	143,871	163,740

Property, plant and equipment, net	986,737	1,014,038

Intangible and other assets, net	9,728	11,404

	$1,140,336	$1,189,182

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	June 30,	December 31,
	2018	2017
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,278	$55,992
Short-term financing	2,480	8,585
Accrued and other liabilities	21,387	35,573
Current portion of long-term debt	12,899	9,146

Total current liabilities	88,044	109,296

Long-term debt, net	403,464	400,253

Noncurrent accrued and other liabilities	10,656	11,691

Deferred income taxes	58,229	54,787

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $198,197,000 ($185,231,000 at December 31, 2017)	187,421	174,959
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	196,792	193,956
Retained earnings	207,750	256,214

	410,670	456,298
Less treasury stock, at cost:
Common stock, 2,667,122 shares (2,662,027 shares at December 31, 2017)	18,148	18,102

Total stockholders’ equity	392,522	438,196

	$1,140,336	$1,189,182

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, plus loss on extinguishment of debt, plus depreciation, depletion and amortization (DD&A) (which includes DD&A of property, plant and equipment and amortization of intangible and other assets), plus provision for income taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

LSB Consolidated ($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net loss	$(27.5)	$(7.0)	$(33.1)	$(13.0)
Plus:
Interest expense	11.7	9.3	21.0	18.7
Loss on extinguishment of debt	6.0	—	6.0	—
Depreciation, depletion and amortization	19.5	17.5	37.8	35.1
Provision (benefit) for income taxes	4.3	(2.8)	3.4	(4.1)

EBITDA	$14.0	$17.0	$35.1	$36.7

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash or non-operating items-such as, loss on sale of a business and other property and equipment, one-time income or fees, certain fair market value adjustments, non-cash stock-based compensation, and consulting costs associated with our 2018 reliability and purchasing initiatives. Consulting costs associated with our 2018 reliability and purchasing initiatives were not adjusted in the first quarter of 2018 and as a result this was updated in the six months ended as shown below. For comparative purposes, 2017 is also adjusted to remove the impact of businesses sold during 2017. We historically have performed Turnaround activities on an annual basis, however we are moving towards extending Turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these Turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year. As a result, we believe it is more meaningful for investors to exclude them from our calculation of adjusted EBITDA used to assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash, non-recurring, non-operating items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
EBITDA:	$14.0	$17.0	$35.1	$36.7

Stock-based compensation	1.6	1.6	3.0	2.8
Derecognition of death benefit accrual	—	—	—	(1.4)
Loss on sale of a business and other property and equipment	0.5	3.6	0.5	4.1
Fair market value adjustment on preferred stock embedded derivatives	(0.3)	—	(1.1)	0.6
Consulting costs associated with reliability and purchasing initiatives	0.6	—	1.7	—

Adjusted EBITDA	$16.4	$22.2	$39.2	$42.8
EBITDA from businesses sold	—	(0.5)	—	(2.2)

Adjusted EBITDA excluding businesses sold in 2017	$16.4	$21.7	$39.2	$40.6

Turnaround costs	1.4	—	1.7	—

Adjusted EBITDA excluding Turnaround costs	$17.8	$21.7	$40.9	$40.6

Net Sales Reconciliation

Since we adopted ASC 606 using the “modified retrospective” method, the prior periods were not restated. As a result, we are presenting Adjusted Net Sales to show the impact of applying ASC 606 to certain arrangements for the first quarter of 2017 consistent with accounting treatment used for the same period in 2018. ASC had no net impact on operating income. Additionally, net sales are adjusted to remove revenue associated with businesses sold in 2017.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales ($ in millions)
Agricultural	$58.0	$57.2	$110.3	$120.5
Industrial	32.8	53.2	70.9	102.1
Mining	12.4	10.4	22.4	18.0
Other	—	2.1	—	5.6

Total net sales	$103.2	$122.9	$203.6	$246.2

Impact of ASC 606 – Industrial	—	(15.6)	—	(33.3)
Revenue from businesses sold in 2017	—	(2.1)	—	(5.6)

Total adjusted net sales	$103.2	$105.2	$203.6	$207.3

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Agricultural sales ($ in millions)	$58.0	$57.2	$110.3	$120.5
Less freight:	3.9	4.3	7.8	9.9

Net sales	$54.1	$52.9	$102.5	$110.6